Exhibit 99.2

PHOTRONICS, INC.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Year Ended
	October 31, 2020	August 2, 2020	October 31, 2019	October 31, 2020	October 31, 2019

Revenue	$149,286	$157,895	$156,257	$609,691	$550,660

Cost of goods sold	117,401	120,161	118,098	475,037	429,819

Gross profit	31,885	37,734	38,159	134,654	120,841

Operating Expenses:

Selling, general and administrative	12,790	13,306	12,140	53,582	52,326

Research and development	4,110	4,492	4,543	17,144	16,394

Total Operating Expenses	16,900	17,798	16,683	70,726	68,720

Operating income	14,985	19,936	21,476	63,928	52,121

Other (expense) income, net	(2,937)	(2,135)	(6,111)	(2,327)	(1,420)

Income before income tax provision	12,048	17,801	15,365	61,601	50,701

Income tax provision	3,469	4,937	2,327	21,258	10,210

Net income	8,579	12,864	13,038	40,343	40,491

Net income attributable to noncontrolling interests	2,119	2,088	3,338	6,523	10,698

Net income attributable to Photronics, Inc. shareholders	$6,460	$10,776	$9,700	$33,820	$29,793

Earnings per share:

Basic	$0.10	$0.17	$0.15	$0.52	$0.45

Diluted	$0.10	$0.17	$0.15	$0.52	$0.44

Weighted-average number of common shares outstanding:

Basic	64,193	64,780	66,230	64,866	66,347

Diluted	64,768	65,247	66,862	65,470	69,155